SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

PHOTRONICS, INC.

(Name of Registrant As Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PHOTRONICS, INC.

15 Secor Road

Brookfield, Connecticut 06804

(203) 775-9000

SUPPLEMENT TO THE PROXY STATEMENT

MARCH 6, 2023

On February 21, 2023, Photronics, Inc. filed and made available to shareholders a definitive proxy statement (the “Initial Proxy Statement”) with the Securities and Exchange Commission relating to its Annual Meeting of Shareholders to be held on March 16, 2023. On February 24, 2023, Photronics, Inc filed and made available to its shareholders a supplement to the Initial Proxy Statement (the “Initial Supplement”). This Supplement to the Proxy Statement further supplements the Initial Supplement by restating in full the section of the Initial Proxy Statement entitled: “PROPOSAL 3 - TO APPROVE AN AMENDMENT TO THE PHOTRONICS, INC. 2016 EQUITY INCENTIVE COMPENSATION PLAN TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE UNDER THE PLAN FROM 4,000,000 SHARES TO 5,000,000 SHARES AND INCREASE THE SHARES UNDER SECTION 6(c)(i) FROM 2,000,000 SHARES TO 5,000,000 SHARES.” References herein to the Proxy Statement refer to the Initial Proxy Statement as supplemented.

PROPOSAL 3

TO APPROVE AMENDMENT TO THE PHOTRONICS, INC. 2016 EQUITY INCENTIVE COMPENSATION PLAN TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE UNDER THE PLAN FROM 4,000,000 SHARES TO 5,000,000 SHARES AND INCREASE THE SHARES UNDER SECTION 6(c)(i) FROM 2,000,000 SHARES TO 5,000,000 SHARES

For the purpose of aiding Photronics, Inc (the “Company”) and its subsidiaries in attracting, retaining and motivating qualified personnel, the Company adopted a long term equity incentive plan (the “LTEIP”) in 2016. We believe that the LTEIP is essential to the Company’s continued success. The LTEIP permits the granting of stock options, stock appreciation rights, restricted stock, performance shares and performance units, restricted stock units and other equity-based awards. The awards provided under the LTEIP are vital to our ability to attract and retain the highly skilled individuals who work for the Company and for those who serve on its Board of Directors (the “Board”).

On the recommendation of the Compensation Committee of the Board (the “Compensation Committee”), the Board approved the amendment to the LTEIP to increase the overall number of shares of common stock, par value $0.01 per share (“Shares”), available for issuance under the LTEIP and the number of Shares applicable to the Full Value Share Limit (in each case as described below), subject to the approval of the shareholders at the Annual Meeting.

Changes Reflected by the Amendment to the LTEIP

The following are the principal changes made by the amendment of the LTEIP, which will be effective on the date that the shareholders approve the amendment:

•	Increase in Overall Plan Limit. The amendment to the LTEIP increases the maximum number of Shares authorized for issuance under the LTEIP from 4,000,000 Shares to 5,000,000 Shares, subject to adjustments provided for under the LTEIP for certain events affecting the Shares. As of February 3, 2023, 441,907 Shares were available for issuance under the LTEIP with respect to future awards. The available Share balance has been calculated net of the Contingent Grants (as defined below).
•	Increase in Full Value Share Limit. The amendment to the LTEIP also increases the limit in Section 6(c)(i) of the LTEIP, which sets forth the maximum number of Shares that may be issued pursuant to awards of restricted stock, restricted stock units, performance stock, performance units and other awards (other than stock options or stock appreciation rights) that are payable in Shares from 2,000,000 Shares to 5,000,000 Shares (the “Full Value Share Limit”), subject to adjustment under the LTEIP for certain events affecting the Shares.

The Company has granted stock options and restricted stock under the LTEIP. As of February 3, 2023, 1,565,959 Shares have been issued under the LTEIP with respect to vested restricted stock awards, and 434,041 Shares remain available for issuance under the Full Value Share Limit, consistent with the Company’s interpretation of the Full Value Share Limit and the LTEIP. As of February 3, 2023, unvested restricted stock awards with respect to 1,370,372 Shares are outstanding under the LTEIP. Accordingly, restricted stock awards with respect to 936,331 Shares (the “Contingent Grants”) are subject to shareholder approval of the LTEIP amendment, which will increase the Full Value Share Limit from 2,000,000 to 5,000,000 Shares.  The Contingent Grants, if and when vested, will count against the increased Full Value Share Limit under the amended LTEIP, consistent with the Company’s interpretation of the Full Value Share Limit and the LTEIP.

If the amendment of the LTEIP is approved by the shareholders, the Company will be able to continue its equity compensation program, which is intended to attract, retain, and motivate qualified personnel.

If the amendment of the LTEIP is not approved by the shareholders, the Company will have to provide primarily cash or other compensation to attract, retain, and motivate qualified personnel, and the Company will take appropriate action to rescind the Contingent Grants.  The Company may provide other compensation to the holders of the Contingent Grants, including awards under the LTEIP, to the extent that Shares are available, or, alternatively, cash or other compensation.

Certain Key Provisions

The LTEIP has several provisions designed to protect the interests of shareholders and to facilitate effective corporate governance, and these provisions continue under the amended LTEIP. Specifically, the LTEIP:

•	does not include liberal recycling provisions which would permit Shares withheld for purposes of satisfaction of withholding tax liabilities and payment of stock option exercise price to be available again for awards under the LTEIP.
•	prohibits the grant of stock options or stock appreciation rights with an exercise price or base price that is less than fair market value of the Shares on the date of grant.
•	imposes an aggregate limit on the maximum amount of awards that may be granted to any individual participant in a fiscal year of 15% of the Shares as of the effective date of the LTEIP, subject to adjustment under the LTEIP.
•	imposes a limit on the maximum amount of awards that may be made to any non-employee director in any fiscal year of 30,000 Shares, subject to adjustment under the LTEIP.
•	prohibits repricing of stock options or stock appreciation rights, with limited exceptions for the grant of substitute awards and adjustments under the LTEIP.
•	does not contain an “evergreen” share reserve, meaning that the Shares reserved for awards are fixed by number rather than by reference to a percentage of the Company’s total outstanding Shares.
•	will be administered by an independent committee of the Board.

Determination of the Number of Shares Available for Award under the LTEIP

If this Proposal 3 is approved by the shareholders at the Annual Meeting, subject to adjustments described in the LTEIP, the maximum aggregate number of Shares that may be issued under the LTEIP will increase from 4,000,000 to 5,000,000 Shares, and the Full Value Share Limit will increase from 2,000,000 to 5,000,000 Shares.

In determining the number of Shares to be available under the LTEIP if the amendment is approved, the Compensation Committee considered a number of factors, including the outstanding awards, our past Share usage, the number of Shares needed for future awards, and other appropriate factors. If the amendment is approved, the total potential dilution of the LTEIP would be approximately 5.62% as of October 31, 2022, which represents the total number of Shares subject to outstanding awards, plus the Shares remaining available under the LTEIP, plus the additional 1,000,000 Shares requested by this amendment, divided by the fully diluted Shares of the Company, in each case, as of October 31, 2022.

Summary of the LTEIP

The material terms of the LTEIP, assuming the amendment is approved by our shareholders, are summarized below. A copy of the full text of the amended LTEIP is attached to the Proxy Statement. This summary of the LTEIP is not intended to be a complete description and is qualified in its entirety by the actual text of the LTEIP to which reference is made.

Administration

The LTEIP is administered by the Compensation Committee. The Compensation Committee has the authority to grant awards in accordance with the LTEIP, determine the terms and conditions of awards, interpret the provisions of any applicable award agreement, and correct any defects, supply any omission or reconcile any inconsistencies in any applicable award agreement or the LTEIP. The Compensation Committee may also make factual determinations in connection with the administration or interpretation of the LTEIP. All determinations and decisions of the Compensation Committee will be final, conclusive and binding on all persons.

To the extent not prohibited by applicable laws, rules and regulations, and the LTEIP, the Compensation Committee may also delegate some or all of its authority under the LTEIP to a subcommittee or to other persons or groups of persons as it deems necessary, appropriate or advisable. The Compensation Committee may not delegate its authority (i) to make awards to employees (A) who are subject on the date of the award to the reporting rules under Section 16(a) of the Securities Exchange Act of 1934, (B) whose compensation for the fiscal year may be subject to the limit on deductible compensation under Section 162(m) of the Internal Revenue Code (the “Code”), or (C) who are officers of the Company to whom authority has been delegated by the Compensation Committee under the LTEIP, or (ii) to amend, modify, suspend, or terminate the LTEIP. For purposes of the LTEIP, the Compensation Committee or its delegate are referred to as the “Compensation Committee.”

Subject to applicable laws, rules and regulations, any authority or responsibility under the terms of the LTEIP that may be exercised by the Compensation Committee, may alternatively be exercised by the Board.

Eligibility

The Compensation Committee has the authority under the LTEIP to select the individuals who will be granted awards from among the officers, employees, non-employee directors, consultants, advisors and independent contractors of the Company or a subsidiary of the Company.

As of February 3, 2023, approximately 1,832 employees, 7 non-employee directors, 12 officers, 6 consultants, 0 advisors, and 11 independent contractors are eligible to participate in the LTEIP. Subject to the terms of the LTEIP, the Compensation Committee has the authority to determine the type, number, and terms of awards to be granted to each eligible individual. The Compensation Committee has no obligation to grant awards and it may grant more than one award to an individual.

Number of Shares Available for Issuance

A maximum of 5,000,000 Shares may be issued under the LTEIP, if the amendment to the LTEIP is approved, subject to adjustment as described below. As described above, the maximum Shares that may be issued under the LTEIP, prior to amendment, is 4,000,000 Shares. Such Shares may be authorized but unissued Shares, Shares previously issued and reacquired by the Company and that are being held in treasury, or both. All of the Shares subject to the limit under the LTEIP may be issued pursuant to incentive stock options.

Any Shares subject to awards which, for any reason, expire or are terminated or forfeited, become available again for grant under the LTEIP, except that the following cancelled awards will not be available again for grant under the LTEIP: the cancellation of a stock appreciation right granted in tandem with an option upon the exercise of the option and the cancellation of an option granted in tandem with a stock appreciation right upon the exercise of the stock appreciation right. Shares that are tendered or withheld to pay the exercise price of an award or to satisfy tax withholding obligations will not be available for issuance pursuant to new awards. All Shares covered by an exercised stock-settled stock appreciation right will be deemed to have been delivered and will not be available for issuance pursuant to new awards.

Types of Awards; Limits

The Compensation Committee may grant the following types of awards under the LTEIP: options; restricted stock; restricted stock units; stock appreciation rights; performance stock; performance units; and other awards based on, or related to, Shares. The LTEIP contains the following limits with respect to awards as follows:

  the maximum aggregate number of Shares that may be issued for all purposes under the LTEIP will be 5,000,000, subject to adjustment as described below. As described above, this represents an increase of 1,000,000 from the 4,000,000 Share limit applicable under the LTEIP prior to amendment.
  the maximum number of Shares that may be issued pursuant to awards of restricted stock, restricted stock units, performance stock, performance units and other awards (other than stock options and stock appreciation rights) that are payable in Shares granted under the LTEIP will be 5,000,000 in the aggregate, subject to adjustment as described below. As described above, this represents an increase of 3,000,000 from the 2,000,000 Share limit applicable under the LTEIP prior to amendment.
  the maximum amount of awards that may be made to any participant in any fiscal year is 15% of the Shares measured as of the effective date of the LTEIP, subject to adjustment as described below.
  no non-employee director may receive awards in any fiscal year in excess of 30,000 Shares, subject to adjustment as described below.

Stock Options

A stock option is the right to acquire Shares at a fixed exercise price for a fixed period of time. The maximum term for an option is 10 years from the date of grant. The exercise price is set by the Compensation Committee but the per Share exercise price cannot be less than 100% of the fair market value of a Share on the date of grant.

The Compensation Committee may grant either incentive stock options or non-qualified stock options. As described in detail below, incentive stock options entitle the participant, but not the Company, to preferential tax treatment. The Compensation Committee determines the rules and procedures for exercising options. The exercise price may be paid in cash, Shares, a combination of cash and Shares, through net settlement (meaning the Company withholds Shares otherwise issuable upon exercise to pay the exercise price), or by any other means authorized by the Compensation Committee, including cashless exercise, a procedure whereby vested Shares covered by the option are sold by a broker and a portion of the sale proceeds are delivered to the Company to pay the exercise price.

Restricted Stock

Restricted stock awards are Shares that are subject to restrictions on transferability, vesting requirements or other specified circumstances under which award may be canceled, as determined by the Compensation Committee. The Shares may be either granted or sold to the participant by the Compensation Committee.

Stock Appreciation Rights

Stock appreciation rights are awards that entitle the participant to receive, upon satisfaction of the conditions to payment specified in the applicable award agreement, an amount equal to the excess, if any, of the fair market value on the exercise date of the number of Shares for which the stock appreciation right is exercised over the grant price for such stock appreciation right specified in the applicable award agreement. The per-Share grant price is set by the Compensation Committee, but cannot be less than 100% of the fair market value of a Share on the date of grant. The grant price of a substitute award granted as a stock appreciation rights will be determined so as to not result in adverse taxation under Section 409A of the Code. Payment to the participant on exercise may be made in cash or Shares, as determined by the Compensation Committee and having an aggregate fair market value as of the date of exercise equal to the excess, if any, of the fair market value on the exercise date of the number of Shares for which the stock appreciation right is exercised over the grant price for such stock appreciation right. The term of a stock appreciation right settled in Shares will not exceed 7 years. The Compensation Committee may grant stock appreciation rights in tandem with an option.

Restricted Stock Units

Restricted stock units entitle a participant to receive one or more Shares in the future upon satisfaction of vesting conditions determined by the Compensation Committee. The Compensation Committee determines whether restricted stock units will be settled through the delivery of Shares, cash of equivalent value, or a combination of Shares and cash, with a value equal to the fair market value of the Shares at the time of the payment.

Performance Stock and Performance Units

Performance stock consists of Shares determined by the Compensation Committee and granted to an individual based on the achievement of performance targets over the applicable performance period.

Performance unit awards entitle a participant to receive a target number of Shares or cash determined by the Compensation Committee and based upon the achievement of performance targets over the applicable performance period. At the sole discretion of the Compensation Committee, performance units will be settled through the delivery of Shares or cash, or a combination of cash and Shares, with a value equal to the fair market value of the underlying Shares as of the last day of the applicable performance period. The Compensation Committee sets the performance targets and performance period at the date of grant. When the Compensation Committee determines the performance targets have been satisfied, performance stock and performance units are settled through the delivery of Shares, cash of equivalent value, or a combination of cash and Shares.

Performance targets that may be considered in the award of performance stock and performance units will be comprised of one or more of the following, as the Compensation Committee deems appropriate: net income; cash flow or cash flow on investment; pre-tax or post-tax profit levels or earnings; operating earnings; return on investment; earned value added expense reduction levels; free cash flow; free cash flow per Share; earnings per Share; net earnings per Share; return on assets; return on net assets; return on equity; return on capital; return on sales; growth in managed assets; operating margin; total stockholder return or stock price appreciation; EBITDA; adjusted EBITDA; revenue; revenue before deferral.

Other Awards

The Compensation Committee has authority to specify the terms and provisions of cash, Shares or other equity-based or equity-related awards not described above that it determines to be consistent with the purpose of the LTEIP and the interests of the Company.

Effect of a Change of Control

The Compensation Committee has full authority to determine the effect of a change of control on the vesting, exercisability, settlement, payment, lapse of restrictions, or other terms and conditions applicable to an award under the LTEIP. In the event of a change of control of the Company, the Compensation Committee may take steps it considers appropriate, including accelerating vesting, adjusting an award to reflect the change of control, or providing that outstanding awards will be assumed, or substituted for, by the surviving corporation or permitting or requiring participants to surrender options and stock appreciation rights in exchange for a cash payout equal to the difference between the highest price paid in the change of control and the exercise price. Generally, unless the Compensation Committee determines otherwise at the time of grant, the default treatment of outstanding awards upon a change of control is as follows:

  options and stock appreciation rights immediately vest in full and remain exercisable until the second anniversary of the participant’s termination of employment or, if earlier, the expiration of the award’s initial term.
  restrictions imposed on restricted stock and restricted stock units immediately lapse.
  the performance targets with respect to performance units, performance stock, or other awards that vest upon satisfaction of performance objectives will be deemed attained at target levels.
  the vesting of all other awards that are specified with respect to Shares will be accelerated.

The following events generally result in a change of control:

  one individual or entity becomes the beneficial owner of securities of the Company representing 35% or more of the voting power of the Company’s outstanding securities.
  the following individuals cease to constitute a majority of the directors: individuals who, on the effective date of the LTEIP, constituted the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the effective date of the LTEIP, or whose appointment, election or nomination for election was previously approved or recommended.

  consummation of a merger or consolidation of the Company or any subsidiary with any other corporation, other than (A) a merger or consolidation that would result in the voting securities of the Company that are outstanding immediately before the merger or consolidation continuing to represent, in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary, more than 50% of the combined voting power of the securities of the Company or the surviving entity or any parent thereof outstanding immediately after the merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization or similar transaction of the Company in which no person or entity becomes the beneficial owner of securities of the Company representing 35% or more of the voting power of the Company’s outstanding securities.
  consummation of a sale of all or substantially all of the Company assets.
  the Company’s stockholders approve a plan of liquidation or dissolution.

For awards that are subject to Section 409A of the Code and for which payment or settlement will accelerate upon a change of control, none of the change of control events described above will constitute a change of control for purposes of the LTEIP and an award, unless the event constitutes a “change of ownership,” “change in effective control,” or “change in the ownership of a substantial portion of the Company’s assets” as defined in Section 409A of the Code.

Repricing of Options and Stock Appreciation Rights

Options and stock appreciation rights may not be granted in substitution for a previously granted option or stock appreciation right being canceled or surrendered as a condition of receiving a new award with a lower exercise price than the original award, nor shall the exercise price of an option or stock appreciation right be reduced after grant. The restriction on repricing does not apply to the grant of substitute awards in a transaction, nor does it prevent adjustments under the LTEIP as described below.

Adjustments or Changes in Capitalization

In the event of a stock split, reverse stock split, stock dividend, extraordinary cash dividend, recapitalization, liquidation, merger or other corporate event affecting Shares, the aggregate number of Shares available for issuance under the LTEIP, the various LTEIP limits, and the number of Shares subject to, and exercise or grant price of, outstanding awards may be appropriately adjusted by the Compensation Committee.

Section 162(m) Performance-Based Awards

Section 162(m) of the Code generally disallows a federal income tax deduction to public companies for annual compensation over $1,000,000 (per individual) paid to their chief executive officer, chief financial officer and the next three most highly compensated executive officers (as well as certain other officers who were covered employees in years after 2016). The Tax Cuts and Jobs Act of 2017 (the “2017 Tax Act”) eliminated most of the exceptions from the $1,000,000 deduction limit, except for certain arrangements in place as of November 2, 2017. The LTEIP was designed prior to the 2017 Tax Act and therefore includes provisions relating to “performance-based compensation” that were intended to qualify for an exception to the $1,000,000 deduction limit that was subsequently repealed by the 2017 Tax Act.

Amendment and Termination; Term

Term

Unless terminated earlier, the LTEIP will expire on March 23, 2026, on the 10th anniversary of the LTEIP’s original effective date, and no additional awards may be granted after this date.

Amendment and Termination

Generally, the Board may terminate, amend, modify, or suspend the LTEIP at any time, except that no termination, amendment, modification or suspension (i) will be effective without the approval of the stockholders of the Company if such approval is required under applicable laws, rules and regulations, including the rules of NASDAQ or (ii) will materially and adversely alter or impair the rights of a participant with respect to an outstanding award without the participant’s consent. The Board has authority to amend the LTEIP or any award without the consent of a participant to the extent it deems necessary or desirable (a) to comply with, take into account changes in, or interpretations of, applicable tax laws, securities laws, employment laws, accounting rules and other applicable laws, rules and regulations, (b) to take into account unusual or nonrecurring events or market conditions, or (c) to take into account significant acquisitions or dispositions of assets or other property by the Company or its subsidiaries.

Limited Transferability

Generally, an award may only be transferred pursuant to a beneficiary designation upon the participant’s death to a designated beneficiary or in accordance with the participant’s will or the laws of descent or distribution, and, except for incentive stock options, pursuant to a domestic relations order. The Compensation Committee also may permit limited transferability of an award other than an incentive stock option, generally to a participant’s family member, a trust for the benefit of a family member, or a charitable organization for no consideration.

U.S. Tax Treatment of Awards

Incentive Stock Options

An incentive stock option (an “ISO”) results in no taxable income to the optionee or a deduction to the Company at the time it is granted or exercised. However, the excess of the fair market value of the Shares acquired over the option price is an item of adjustment in computing the alternative minimum taxable income of the optionee. If the optionee holds the stock received as a result of an exercise of an ISO for at least two years from the date of the grant and one year from the date of exercise, then the gain realized on disposition of the stock is treated as a long-term capital gain. If the Shares are disposed of during this period, however, (i.e., a “disqualifying disposition”), then the optionee will include in income, as compensation for the year of the disposition, an amount equal to the excess, if any, of the fair market value of the Shares, upon exercise of the option over the option price (or, if less, the excess of the amount realized upon disposition over the option price). The excess, if any, of the sale price over the fair market value on the date of exercise will generally be short-term capital gain. In such case, the Company will be entitled to a deduction, in the year of such a disposition, for the amount includible in the optionee’s income as compensation. The optionee’s basis in the Shares acquired upon exercise of an ISO is equal to the option price paid, plus any amount includible in his or her income as a result of a disqualifying disposition.

Non-Qualified Stock Options

A nonqualified stock option (a “NQO”) results in no taxable income to the optionee or deduction to the Company at the time it is granted. An optionee exercising such an option will, at that time, realize taxable compensation in the amount of the difference between the option price and the then market value of the Shares received on exercise of the NQO. Subject to the applicable provisions of the Code, a deduction for federal income tax purposes will be allowable to the Company in the year of exercise in an amount equal to the taxable compensation recognized by the optionee.

The optionee’s basis in such Shares is equal to the sum of the option price plus the amount includible in his or her income as compensation upon exercise. Any gain (or loss) upon subsequent disposition of the Shares will be long-term or short-term gain (or loss), depending upon the holding period of the Shares.

If a NQO is exercised by tendering previously owned Shares in payment of the option price, then, instead of the treatment described above, the following generally will apply; a number of new Shares equal to the number of previously owned Shares tendered will be considered to have been received in a tax-free exchange; the optionee’s basis and holding period for such number of new Shares will be equal to the basis and holding period of the previously owned Shares exchanged. The optionee will have compensation income equal to the fair market value on the date of exercise of the number of new Shares received in excess of such number of exchanged Shares; the optionee’s basis in such excess Shares will be equal to the amount of such compensation income; and the holding period in such Shares will begin on the date of exercise.

Stock Appreciation Rights

Generally, the recipient of a stand-alone stock appreciation right (“SAR”) will not recognize taxable income at the time the stand-alone SAR is granted. If an employee receives the appreciation inherent in the SARs in cash, the cash will be taxed as ordinary income to the employee at the time it is received. If an employee receives the appreciation inherent in the SARs in Shares, the spread between the then current market value of the Shares and the base price will be taxed as ordinary income to the employee at the time it is received. In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of SARs. However, upon the settlement of a SAR, the Company will be entitled to a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the settlement.

Other Awards

The current United States federal income tax consequences of other awards authorized under the LTEIP are generally in accordance with the following: (i) restricted stock is generally subject to ordinary income tax at the time the restrictions lapse, unless the recipient elects to accelerate recognition as of the date of grant; (ii) stock unit awards are generally subject to ordinary income tax at the time of payment; and (iii) unrestricted stock awards are generally subject to ordinary income tax at the time of grant. Performance stock awards and performance unit awards will be subject to the same team treatment as restricted stock and stock unit awards, as applicable. In each of the foregoing cases, the Company will generally be entitled to a corresponding federal income tax deduction at the same time the participant recognizes ordinary income.

Awards subject to Section 409A of the Code

Certain awards, particularly stock unit awards and performance unit awards may constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and be subject to the restrictions by that Code Section. Awards subject to Section 409A of the Code may be designed to provide for exercise, payment or settlement that are intended to comply with the requirements of Section 409A of the Code.

Tax Treatment of Awards to Individuals Outside the United States

The grant and exercise of options and awards under the LTEIP to officers, employees, non-employee directors, consultants, advisors and independent contractors outside the United States may be taxed on a different basis.

No Participant Tax Advice

The foregoing general tax discussion is solely intended for the information of shareholders considering how to vote with respect to this Proposal 3 and not as tax guidance to participants in the LTEIP. Participants should consult their own tax advisors regarding the federal, state, local, foreign and other tax consequences to them of participating in the LTEIP.

Company Tax Deduction

Generally, the Company is entitled to a deduction based on the amount of ordinary income a participant recognizes with respect to an award. When setting executive compensation, we consider many factors, such as attracting and retaining executives and providing appropriate performance incentives. We also consider the after-tax cost to the Company in establishing executive compensation programs, both individually and in the aggregate, but tax deductibility is not our sole consideration. As noted above, Section 162(m) of the Code generally disallows a federal income tax deduction to public companies for annual compensation over $1,000,000 (per individual) paid to their chief executive officer, chief financial officer and the next three most highly compensated executive officers (as well as certain other officers who were covered employees in years after 2016) and as a result, most of the compensation payable to our named executive officers in excess of $1,000,000 per person in a year will not be fully deductible.

While deductibility of executive compensation for federal income tax purposes is among the factors the Compensation Committee considers when structuring our executive compensation arrangements, it is not the sole or primary factor considered. We retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of the Company and its shareholders.

New Plan Benefits

The Compensation Committee will have full discretion to determine the number and amount of awards to be granted to employees under the LTEIP, subject to the terms of the LTEIP. As described above, the Contingent Grants are subject to shareholder approval of the amended LTEIP, which increases the Full Value Share Limit. Each of the Contingent Grants are in the form of restricted stock awards that vest based on the continued service of the applicable recipient. Other than the Contingent Grants, which are set forth in the table below, as of February 3, 2023, the future benefits or amounts that would be received under the LTEIP by the executive officers and the groups named in the table below are not determinable at this time.

	Contingent Grants
Name and Position	Dollar Value(1) ($)	Number of Shares (#)
Named Executive Officer
Richelle Burr	1,920,000	100,000
John P. Jordan	1,152,000	60,000
Frank Lee	3,072,000	160,000

Christopher J. Progler	1,728,000	90,000
All current executive officers, as a group	7,872,000	410,000
All current directors who are not executive officers, as a group	2,016,000	105,000
All current employees who are not executive officers, as a group	8,089,555	421,331
(1)	Dollar value of the Contingent Grants reflects the $19.20 closing price of a Share as reported by NasdaqGS Real Time Price as reported by Yahoo Finance on February 3, 2023.

Additional Information

As required by SEC rules with respect to Shares that may be issued under the Company’s existing equity compensation plans, we have included in the Proxy Statement a table under the heading “Equity Compensation Plan Information.”

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE AMENDMENT TO THE PHOTRONICS, INC. 2016 EQUITY INCENTIVE COMPENSATION PLAN.